Exhibit 10.5
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                        LabOne Annual Incentive Plan
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The Annual Incentive Plan was revised in 1994 to meet the objective of motivating and rewarding the accomplishment of strong operating results. An after-tax return on equity minimum is established at the beginning of the fiscal year by the Compensation Committee, which minimum is then expressed as a net income threshold. No incentive payments are made if the minimum net income threshold is not met. This net income threshold emphasizes the areas on which management can have the greatest impact: revenue and expenses. The incentive pool is established as an increase in percentage of net income earned by LabOne, Inc. over the minimum threshold. Approximately ninety percent of the incentive pool generated by reaching the target is distributed in cash ratably to designated officers and managers at year end based on a weighting of positions and base salaries. The remaining ten percent is distributed to outstanding performers within the eligible group based on the recommendation of the CEO to the Compensation Committee.
































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